Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

of

SPECTRUM BRANDS HOLDINGS, INC.

SPECTRUM BRANDS HOLDINGS, INC. (the “Corporation”), a corporation organized and existing under the Laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

ONE: The name of the Corporation is SPECTRUM BRANDS HOLDINGS, INC. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 5, 2010 under the name “SB/RH Holdings, Inc.” A Certificate of Amendment to the Certificate of Incorporation of the Corporation changing the name of the Corporation from SB/RH Holdings, Inc. to Spectrum Brands Holdings, Inc. was filed with the Secretary of State of the State of Delaware on March 19, 2010.

TWO: This Restated Certificate of Incorporation (this “Certificate”), having been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), and by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL amends and restates the Certificate of Incorporation of the Corporation (as amended) in its entirety.

THREE: The Certificate of Incorporation of the Corporation (as amended) is hereby amended and restated to read as follows:

1. Name. The name of the Corporation is Spectrum Brands Holdings, Inc. (the “Corporation”).

2. Address; Registered Office and Agent. The address of the Corporation’s registered office is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808; and the name of its registered agent at such address is Corporation Service Company.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. Capital Stock.

4.1 The Corporation is authorized to issue two classes of capital stock, designated as Common Stock and Preferred Stock. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 300,000,000, consisting of 200,000,000 shares of Common Stock, with a par value of $0.01 per share (the “Common Stock”), and 100,000,000 shares of Preferred Stock, with a par value of $0.01 per share (the “Preferred

Stock”). Subject to the rights of any holders of any series of Preferred Stock, the number of authorized shares of either of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

4.2 The Preferred Stock may be issued in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to issue the shares of Preferred Stock in such series, and to fix from time to time before issuance, the number of shares to be included in any such series and the designation, powers, preferences, rights and qualifications, limitations or restrictions of such series. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

(a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(b) the voting powers, if any, and whether such voting powers are full or limited in such series;

(c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(d) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

(e) the rights of such series upon the voluntary or involuntary liquidation of, or upon any distribution of the assets of, the Corporation;

(f) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

(g) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

(h) the provisions, if any, of a sinking fund applicable to such series; and

(i) any other powers, preferences or relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof;

all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a “Preferred Stock Designation”), and as may be permitted by the DGCL.

4.3 Except as may otherwise be provided in this Certificate, by applicable Law, or by a Preferred Stock Designation, each holder of Common Stock, as such, shall have the exclusive right to vote, and shall be entitled to one vote for each share of Common Stock held of record by such holder, on all matters on which stockholders generally are entitled to vote, including the election of Directors to the Board. To the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation) or pursuant to the DGCL.

4.4 Subject to applicable Law and the rights, if any, of the holders of outstanding Preferred Stock set forth in a Preferred Stock Designation, if any, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board in its discretion shall determine.

4.5 Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock set forth in a Preferred Stock Designation, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to the stockholders ratably in proportion to the number of shares held by them.

5. Election of Directors; Vacancies.

5.1 Subject to any rights of holders of any series of Preferred Stock, the initial number of Directors shall be ten (10). Thereafter, the number of Directors shall be determined in accordance with the Corporation’s by-laws (the “By-laws”). Unless and except to the extent that the By-laws shall so require, the election of Directors need not be by written ballot.

5.2 The Board (other than those Directors elected by the holders of any series of Preferred Stock) shall be divided into three classes, designated as Class I, Class II and Class III, with the first class initially consisting of four Directors (one of whom will be the Chief Executive Officer of the Corporation), and each other class initially consisting of three Directors. The term of office of each class shall be three years and shall expire in successive years at the time of the annual meeting of stockholders. The Directors first appointed to Class I shall initially hold office for a term expiring at the first annual meeting of stockholders following the effectiveness of this Section 5.2; the Directors first appointed to Class II shall initially hold office for a term expiring at the second annual meeting of stockholders following the effectiveness of this Section 5.2; and the Directors first appointed to Class III shall initially hold office for a term expiring at the third annual meeting of stockholders following the effectiveness of this Section 5.2. At each annual meeting of stockholders, the successors to the class of Directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors are elected and qualified or until their earlier resignation, retirement, removal or death. Any Director elected to fill a vacancy shall have the same remaining term as that of his predecessor. In case of any increase or decrease, from time to time, in the number of Directors (other than Directors elected by holders of any series of Preferred Stock), the number of Directors in each class shall be apportioned as nearly equal as possible. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III.

5.3 Notwithstanding Section 5.2, at any time the Board can be declassified upon (a) majority approval of the Board, including approval of a majority of the members of the Special Nominating Committee or (b) if the Special Nominating Committee has been dissolved pursuant to Section 6.2(c), upon majority approval of the Board (either (a) or (b) being a “Declassification Vote”). Any Declassification Vote shall be publicly announced and a record thereof shall be maintained on file at the principal office of the Corporation and, upon request, will be made available to any stockholder of the Corporation. In the event of a Declassification Vote, effective as of the date of the next annual meeting of stockholders (the “Declassification Date”), Section 5.2 of this Certificate shall automatically terminate and be of no further effect, and, subject to any rights of holders of any series of Preferred Stock, stockholders will elect all Directors on an annual basis; provided, however, that nothing in this Section 5.3 shall shorten the term of any incumbent Director on the Declassification Date. After the Declassification Date, no such incumbent Director may be removed without cause except by a vote of stockholders holding (i) a majority of the Outstanding Voting Securities and (ii) a majority of the Outstanding Voting Securities not held by a Significant Stockholder or any member of a Restricted Group. After the Declassification Date, Directors shall be elected, and vacancies and newly created directorships shall be filled, as set forth in the By-laws.

5.4 Directors, unless employed by and receiving a salary from the Corporation, shall receive such compensation for serving on the Board and for attending meetings of the Board and any committee thereof as may be fixed by the Board. Directors shall be reimbursed their reasonable expenses incurred while engaged in the business of the Corporation.

6. Committees of the Board.

6.1 General. The Board may designate one or more committees, each committee to consist of one or more of the Directors with such power and authority as the Board determines; provided, however, that the designation of any such committee and the power and authority granted thereto (other than an audit committee or compensation committee having customary powers and authorities for such respective committees) shall require the Special Approval.

6.2 Special Nominating Committee. A committee (the “Special Nominating Committee”) shall be established as follows:

(a) Designation and Qualifications. The Special Nominating Committee shall consist of three Directors, each of whom shall be an Independent Director. The Special Nominating Committee shall initially consist of Marc S. Kirschner, Norman S. Matthews and

Hugh R. Rovit. Any vacancy on the Special Nominating Committee that results from one of such individuals’ (or his or her successor’s) resignation or removal from the Board or death shall be filled exclusively by a majority of the Special Nominating Committee then in office or by the sole remaining member of the Special Nominating Committee.

(b) Powers and Actions. The Special Nominating Committee shall have the exclusive power and authority (i) to nominate persons for election to the Board as described in Section 3.4(B)(i) of the By-laws, (ii) to take all actions and make all determinations which (x) this Certificate, (y) the By-Laws, or (z) the Stockholder Agreement, dated as of February 9, 2010, by and among the Harbinger Parties and the Corporation, as it may be amended from time to time (the “Stockholder Agreement”), provides shall be taken or made by the Special Nominating Committee or with Special Approval, as the case may be, and (iii) to enforce on behalf of the Corporation such Stockholder Agreement including, if necessary, bringing claims and litigation for breach of such Stockholder Agreement, and to take all actions deemed by the Special Nominating Committee to be necessary or appropriate in connection therewith. All out of pocket costs and expenses (including attorneys’ fees) incurred by the Special Nominating Committee shall be paid or reimbursed by the Corporation. Without limiting the foregoing, the Special Nominating Committee is expressly authorized to retain attorneys and other advisors at the expense of the Corporation.

(c) Dissolution. Notwithstanding anything to the contrary contained in this Section 6.2, the Special Nominating Committee shall immediately cease to exist if at any time there is no Person who, together with such Person’s Affiliates or members of a group to which such Person belongs, Beneficially Owns 40% of the Outstanding Voting Securities; provided, however, that the Special Nominating Committee shall be re-constituted and established if at any time prior to three years following the date on which the Special Committee ceases to exist, the Prior Significant Stockholder reacquires Beneficial Ownership of 40% or more of the Outstanding Voting Securities, and upon so being re-constituted and established the Special Nominating Committee shall initially consist of (i) the persons who were members of the Special Nominating Committee on the date it ceased to exist (the “Legacy Committee Members”); or (ii) if one or more of the Legacy Committee members is no longer a member of the Board, the remaining Legacy Committee Member or Members and such additional person or persons as may be designated by the remaining Legacy Committee Member(s) and who qualify as Independent Directors, who shall be appointed to the Board (subject to applicable fiduciary duties as to the qualifications of such persons) to fill any existing vacancies or to newly-created Board seats to the extent no vacancies then exist on the Board (and the number of Directors shall automatically be increased to the extent so required); or (iii) if no Legacy Committee Members remain as Directors at the time the Special Nominating Committee is re-constituted, the initial members of the re-constituted Special Nominating Committee shall be three Independent Directors designated by a majority of the Independent Directors then serving. The “Prior Significant Stockholder” means the Person that, together with its Affiliates or members of a group to which such Person belongs, Beneficially Owned 40% or more of the Outstanding Voting Securities immediately prior to the Special Nominating Committee ceasing to exist pursuant to this Section 6.2(c).

6.3 Nominating and Corporate Governance Committee. A committee (the “Nominating and Corporate Governance Committee”) shall be established as follows:

(a) Designation and Qualifications. The Nominating and Corporate Governance Committee shall consist of a majority of Directors designated for nomination by the Significant Stockholder and at least one Independent Director. Any vacancy on the Nominating and Corporate Governance Committee that results from one of such individuals’ (or his or her successor’s) resignation or removal from the Board or death shall be filled by the successor on the Board to such individual, or, if there is no successor or the vacancy results from another reason, by a majority of the Nominating and Corporate Governance Committee then in office or by the sole remaining member of the Nominating and Corporate Governance Committee.

(b) Powers and Actions. The Nominating and Corporate Governance Committee shall have the power and authority to nominate persons for election to the Board as described in Section 3.4(B) of the By-laws. All out of pocket costs and expenses (including attorneys’ fees) incurred by the Nominating and Corporate Governance Committee pursuant to this Section 6.3(b) shall be paid or reimbursed by the Corporation.

7. Limitation of Liability. To the fullest extent permitted under the DGCL, no Director shall be personally liable to the Corporation or the stockholders for monetary damages for breach of fiduciary duty as a Director. Notwithstanding anything to the contrary contained herein, any repeal or amendment of this Article 7 or by changes in Law, or the adoption of any other provision of this Certificate inconsistent with this Article 7, will, unless otherwise required by Law, be prospective only, and will not in any way diminish or adversely affect any right or protection of a Director existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

8. Indemnification and Advancement of Expenses.

8.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable Law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 8.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in advance by the Board.

8.2 Advancement of Expenses. To the extent not prohibited by applicable Law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable Law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered

Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 8 or otherwise.

8.3 Claims.

(a) To the extent not prohibited by applicable Law, if a claim for indemnification or advancement of expenses under this Article 8 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. To the extent not prohibited by applicable Law, in any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable Law.

(b) In any suit brought by a Covered Person seeking to enforce a right to indemnification hereunder (but not a suit brought by a Covered Person seeking to enforce a right to an advancement of expenses hereunder), it shall be a defense that the Covered Person seeking to enforce a right to indemnification has not met any applicable standard for indemnification under applicable Law. With respect to any suit brought by a Covered Person seeking to enforce a right to indemnification or right to advancement of expenses hereunder or any suit brought by the Corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), neither (i) the failure of the Corporation to have made a determination prior to commencement of such suit that indemnification of such Covered Person is proper in the circumstances because such Covered Person has met the applicable standards of conduct under applicable Law, nor (ii) an actual determination by the Corporation that such Covered Person has not met such applicable standards of conduct, shall create a presumption that such Covered Person has not met the applicable standards of conduct or, in a case brought by such Covered Person seeking to enforce a right to indemnification, be a defense to such suit.

(c) In any suit brought by a Covered Person seeking to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), the burden shall be on the Corporation to prove that the Covered Person seeking to enforce a right to indemnification or to an advancement of expenses or the Covered Person from whom the Corporation seeks to recover an advancement of expenses is not entitled to be indemnified, or to such an advancement of expenses, under this Article 8 or otherwise.

8.4 Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 8 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate or the By-laws, agreement, vote of stockholders or disinterested Directors or otherwise.

8.5 Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person actually collects as indemnification or advancement of expenses from such other entity or enterprise; provided, however, that no Covered Person shall be required to seek recovery from any other entity or enterprise.

8.6 Amendment or Repeal. Notwithstanding anything to the contrary contained herein, any repeal or amendment of this Article 8 by changes in Law (or otherwise), or the adoption of any other provision of this Certificate inconsistent with this Article 8, will, unless otherwise required by Law, be prospective only (except to the extent such amendment or change in Law permits the Corporation to provide broader rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection of a Covered Person existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision, regardless of when the applicable action, suit or proceeding in respect of which such right or protection is sought is commenced and regardless of when such right or protection is sought.

8.7 Other Indemnification and Prepayment of Expenses. This Article 8 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable Law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

9. Section 203. The Corporation shall not be governed by Section 203 of the DGCL.

10. Adoption, Amendment or Repeal of By-Laws. Subject to the limitations set forth in the By-laws, the Board is authorized to adopt, amend or repeal the By-laws; provided, that no action by the Board to repeal or amend Section 2.3(B), Section 3.2, Section 3.4(B), Section 8.7, Article IV or Article VII of the By-laws (or any definition contained in Article I of the By-laws that is used in any such Section or Article of the By-laws), or the adoption of any other provision of the By-laws inconsistent with such Sections and Articles, shall be effective (a) without the approval of a majority of the Board and a majority of the Special Nominating Committee, if the Special Nominating Committee exists, and (b) at any time when the Special Nominating Committee does not exist, without the approval of a majority of the Board and a majority of the Independent Directors then serving. In addition, and without limiting the authority of the Board to amend the By-laws, any amendment to Section 3.2, Section 3.3, Section 3.4(B) or Article VII of the By-laws by stockholders must receive the vote of stockholders holding (i) a majority of the Outstanding Voting Securities and (ii) a majority of the Outstanding Voting Securities not held by a Significant Stockholder or any member of a Restricted Group.

11. Purchase Rights.

11.1 General. Each Eligible Stockholder and each Affiliate of an Eligible Stockholder to which an Eligible Stockholder assigns its rights under this Article 11 (each Eligible Stockholder and any such Affiliate being a “Rights Holder”), has the right to purchase such Rights Holder’s Pro Rata Share (as defined in this Section 11.1), of all or any part of any New Securities (as defined in Section 11.2), that the Corporation or its subsidiaries may from time to time issue after the date of this Certificate. A Rights Holder’s “Pro Rata Share” for purposes of this right is the ratio of (a) the number of shares of the Common Stock owned by such Rights Holder on the date of the New Securities Notice (as defined in Section 11.3(a)) to (b) the sum of the total number of shares of the Common Stock then outstanding.

11.2 New Securities. For purposes of this Article 11, “New Securities” means (a) any debt instruments of the Corporation or its subsidiaries issued to any Eligible Stockholder or other Affiliate of the Corporation, (b) Capital Stock, whether now authorized or not, (c) equity securities of the Corporation’s subsidiaries, (d) rights, options or warrants to purchase such Capital Stock, equity securities or debt instruments and (e) securities of any type whatsoever that are, or may become, convertible into, exercisable for or exchangeable into such Capital Stock, equity securities or debt instruments; provided, however, that the term “New Securities” does not include securities issued or issuable:

(a) to officers, directors, employees, or consultants of the Corporation or any of its subsidiaries (or to Persons who at the time of the grant were officers, directors, employees or consultants of the Corporation or any of its subsidiaries) pursuant to an equity incentive plan or stock purchase plan or agreement on terms approved by affirmative vote of a majority of the Board (including securities issued or issuable upon the conversion or exchange of such securities in accordance with the provisions of such plan or agreement);

(b) in connection with a stock split (or reverse stock split), subdivision, conversion, recapitalization, reclassification, dividend or distribution in respect of Capital Stock;

(c) pursuant to a registration statement required to be filed under the Securities Act of 1933, as amended or, if applicable, any debt securities issued or issuable pursuant to an offering made in reliance on Rule 144A under the Securities Act;

(d) as consideration for the acquisition of another Person by the Corporation by consolidation, merger, purchase of all or substantially all of the assets or other reorganization in which the Corporation acquires, in a single transaction or series of related transactions, one or more divisions or lines of business or all or substantially all of the assets of such other Person or 50% or more of the voting power of such other Person or 50% or more of the equity ownership of such other Person;

(e) upon exercise of any convertible securities or in connection with payment-in-kind interest;

(f) as any right, option or warrant to acquire any securities specifically excluded from the definition of New Securities, pursuant to subsections (a) through (e); or

(g) securities issued or issuable pursuant to (i) the Agreement and Plan of Merger, dated as of February 9, 2010, by and among the Corporation, Battery Merger Corp., a Delaware corporation, Grill Merger Corp., a Delaware corporation, Spectrum Brands, Inc., a Delaware corporation, and Russell Hobbs, Inc., a Delaware corporation, as the same may be amended or modified (the “Merger Agreement”), (ii) the Harbinger Support Agreement (as defined in the Merger Agreement), as the same may be amended or modified, or (iii) the Stockholder Agreement, as the same may be amended or modified.

11.3 Procedure.

(a) The Corporation will give each Rights Holder at least ten (10) days prior written notice of the Corporation’s intention to issue New Securities (the “New Securities Notice”), describing the type and amount of New Securities to be issued and the price and the general terms and conditions upon which the Corporation proposes to issue such New Securities. Each Rights Holder may purchase any or all of such Rights Holder’s Pro Rata Share of such New Securities, by delivering to the Corporation, within ten (10) days after the date of receipt by the Rights Holder of any such New Securities Notice, a written notice specifying such number of New Securities which such Rights Holder desires to purchase, for the price and upon the general terms and conditions specified in the New Securities Notice. If any Rights Holder fails to notify the Corporation in writing within such ten (10) day period of its election to purchase any or all of such Rights Holder’s full Pro Rata Share of an offering of New Securities (a “Nonpurchasing Holder”), then such Nonpurchasing Holder will forfeit the right hereunder to purchase that part of such Rights Holder’s Pro Rata Share of such New Securities that such Rights Holder did not agree to purchase.

(b) If any Rights Holder fails to elect to purchase the full amount of such Rights Holder’s Pro Rata Share of the New Securities, the Corporation shall give notice (“Purchasing Holders Notice”) of such failure to the Rights Holders who did so elect (the “Purchasing Holders”). Such Purchasing Holders Notice may be made by telephone if confirmed in writing within two (2) days. A Purchasing Holder shall have five (5) days from the date such Purchasing Holders Notice was received by such Purchasing Holder to notify the Corporation in writing of its election (“Purchasing Holders Election”) to purchase its pro rata portion of the total number of New Securities available for purchase by Rights Holders pursuant to Section 11.1 not subscribed for by the Nonpurchasing Holders. Each Purchasing Holder’s pro rata portion thereof shall be equal to the number of shares of Common Stock held by such Purchasing Holder on the date of the New Securities Notice, as a percentage of the total number of shares of Common Stock held by all Purchasing Holders on the date of the New Securities Notice.

(c) If, subsequent to the procedure set forth in this Section 11.3, there shall be New Securities available for purchase by Rights Holders pursuant to Section 11.1 hereof that have not been purchased by the Purchasing Holders, the Corporation shall repeat the procedure set forth in Section 11.3(b), as many times as necessary, until it has been determined that none of the Purchasing Holders has made a Purchasing Holders Election pursuant to the procedure set forth in this Section 11.3.

11.4 Failure to Exercise. In the event that the Rights Holders fail to exercise in full the purchase right with respect to all of the offered New Securities described in the New Securities Notice, then the Corporation will have sixty (60) days after a determination has been made pursuant to the last clause of Section 11.3(c) to issue the New Securities with respect to which the Rights Holders’ rights hereunder were not exercised, at a price and upon terms and conditions not more favorable to the purchasers thereof than specified in the New Securities

Notice to the Rights Holders. In the event that the Corporation has not issued such New Securities within such sixty (60) day period, then the Corporation shall not thereafter issue such New Securities without again first offering such New Securities to the Rights Holders pursuant to this Article 11.

11.5 Exceptions. Notwithstanding anything to the contrary contained herein, the Corporation may sell and any Rights Holder may purchase New Securities of the Corporation without complying with Section 11.3, provided that promptly after such purchase, each Rights Holder purchasing New Securities offers in writing to the non-purchasing Rights Holders the right to purchase from such purchasing Rights Holder(s) their Pro Rata Share (after giving effect to the issuance of New Securities) of such New Securities purchased on the same terms as the purchasing Rights Holder purchased such New Securities. Any such right to purchase shall be exercisable for a period of ten (10) business days after the delivery of such written notice by purchasing Rights Holder.

12. Going-Private Transactions. No Significant Stockholder will, or will permit any member of its Restricted Group to, engage in any transaction or series of transactions that would constitute a Going-Private Transaction, unless such Going-Private Transaction (a) which is not a tender or exchange offer made by a member of the Restricted Group, is (i) approved by the Board and determined by the Board to be fair to the stockholders who are not members of the Restricted Group, in each case with the approval of a majority of the disinterested members of the Board, and (ii) approved by a majority of the Outstanding Voting Securities not Beneficially Owned by members of the Restricted Group or (b) which is a tender or exchange offer made by a member of the Restricted Group, is contingent upon (x) the acquisition of a majority of the Outstanding Voting Securities not Beneficially Owned by members of the Restricted Group, and accompanied by an undertaking that such member of the Restricted Group shall acquire all of the Outstanding Voting Securities still outstanding after the completion of such tender or exchange offer in a merger, if any, at the same price per share paid in such tender or exchange offer and (y) the disinterested members of the Board, being authorized on behalf of the full Board to take and disclose a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act with respect to such tender of exchange offer, and the disinterested members the Board not recommending that holders of the Outstanding Voting Securities refrain from tendering their Outstanding Voting Securities in the tender or exchange offer. In the event that a decision is required to be made by the disinterested members of the Board under this Article 12 at a time prior to the dissolution of the Special Nominating Committee, all references in this Article 12 to the disinterested members of the Board shall be deemed to be referring to the Special Nominating Committee. Notwithstanding the foregoing, nothing in this Article 12 shall be construed to apply to a transfer of Capital Stock to Harbinger Group Inc. or its subsidiaries by a Significant Stockholder or any other members of its Restricted Group, and no such transfer shall be deemed to constitute a Going-Private Transaction. Any transaction consummated in violation of the restriction on transfer set forth in this Article 12 shall be void ab initio. All certificates representing shares of Capital Stock shall include a legend reflecting the restriction on transfer set forth in this Article 12.

13. Conflicts of Interest. The stockholders, their Affiliates and the Directors elected or appointed to the Board by the stockholders: (a) may have participated, directly or indirectly, and may continue to participate (including, without limitation, in the capacity of investor, manager, officer and employee) in businesses that are similar to or compete with the business (or proposed business) of the Corporation; (b) may have interests in, participate with, aid and maintain seats on the board of directors of other such entities; and (c) may develop opportunities for such entities (collectively, the “Position”). In such Position, the stockholders, their Affiliates and the Directors elected or appointed to the Board by the stockholders may encounter business opportunities that the Corporation or the stockholders may desire to pursue. The stockholders, their Affiliates and the Directors elected or appointed by the stockholders to the Board shall have no obligation to the Corporation, the stockholders or to any other Person to present any such business opportunity to the Corporation before presenting and/or developing such opportunity with any other Persons, other than such opportunities specifically presented to any such stockholder or Director for the Corporation’s benefit in his or her capacity as a stockholder or Director. In any such case, to the extent a court might hold that the conduct of such activity is a breach of a duty to the Corporation, the Corporation hereby waives any and all claims and causes of action that the Corporation believes that it may have for such activities and hereby renounces any expectancy in any such corporate opportunity.

14. SEC Reports. The Corporation shall take all actions as may be necessary such that it will not cease to be a reporting company under the Exchange Act unless 85% or more of the Outstanding Voting Securities become Beneficially Owned by a Person and its Affiliates, if any.

15. Affiliate Transactions. Neither the Corporation nor any of its subsidiaries will, and the Corporation will cause its subsidiaries not to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, amend, revise or extend any contract, agreement, loan, advance or guarantee with, or for the benefit of, a Significant Stockholder or any Affiliate thereof involving aggregate consideration in excess of $1,000,000, or issue any securities to, or repurchase any securities from, such Significant Stockholder or any Affiliate thereof, unless in each case such transaction is approved in advance by the Board with Special Approval; provided, however, that this Article 15 will not limit or prohibit:

15.1 any acquisitions of securities, or payments, transactions or other rights granted pursuant to (i) the Merger Agreement, (ii) the Limited Guarantee, dated February 9, 2010, by Harbinger Capital Master Fund I, Ltd. in favor of Spectrum Brands, Inc., as it may be amended from time to time, (iii) the Support Agreement, dated February 9, 2010, by and among Avenue International Master, L.P., Avenue Investments, L.P., Avenue Special Situations Fund V, L.P., Avenue Special Situations Fund IV, L.P. and Avenue-CDP Global Opportunities Fund, L.P., as it may be amended from time to time, (iv) the Support Agreement, dated February 9, 2010, by and among the Harbinger Parties and Spectrum Brands, Inc., as it may be amended from time to time, (v) the Debt Commitment Letter, dated February 9, 2010, by and among Credit Suisse Securities (USA) LLC, Credit Suisse AG, Banc of America Securities LLC, Bank of America, N.A., Bank of America Bridge LLC, Deutsche Bank Securities Inc., Deutsche Bank Trust Companies Americas, Deutsche Bank AG and Russell Hobbs, Inc., as it may be amended from time to time, (vi) the Debt Fee Letter, dated February 9, 2010, by and among Credit Suisse Securities (USA) LLC, Credit Suisse AG, Banc of America Securities LLC, Bank of America, N.A., Bank of America Bridge LLC, Deutsche Bank Securities Inc., Deutsche Bank Trust Companies Americas, Deutsche Bank AG and Russell Hobbs, Inc., as it may be amended from time to time, (vii) the Fee Credit Letter, dated February 9, 2010, by and among Credit Suisse Securities (USA) LLC, Banc of America Securities LLC, Deutsche Bank Securities Inc. and Russell Hobbs, Inc., as it may be amended from time to time, or (viii) the Engagement Letter, dated February 9, 2010, by and among Credit Suisse Securities (USA) LLC, Banc of America Securities LLC, Deutsche Bank Securities Inc. and Russell Hobbs, Inc., as it may be amended from time to time;

15.2 the performance of the obligations of the Corporation or its subsidiaries stated in (i) the Stockholder Agreement, (ii) the Registration Rights Agreement, dated as of February 9, 2010, among the Corporation, the Harbinger Parties and certain Stockholders, as it may be amended from time to time (the “Registration Rights Agreement”), and (iii) the Indemnification Agreement, dated as of February 9, 2010, between Russell Hobbs, Inc. and Harbinger Capital Partners Master Fund I, Ltd., as it may be amended from time to time (the “Indemnification Agreement”);

15.3 the use by officers, employees, directors or consultants of the Corporation or any of its subsidiaries for Corporation business purposes, of vehicles, property, equipment or other assets owned or provided by the Corporation or its subsidiaries;

15.4 acquisitions of Equity Securities and/or debt instruments to the extent such acquisitions are made as part of an issuance of securities as to which the stockholders have purchase rights pursuant to Article 11 of this Certificate;

15.5 transactions between or among the Corporation and its wholly-owned subsidiaries;

15.6 loans and advances to officers, employees, directors or consultants of the Corporation or any of its subsidiaries for bona fide business purposes in the ordinary course of business consistent with past practice;

15.7 any employment, consulting, service or termination agreement entered into by the Corporation or any of its subsidiaries with, or reasonable and customary expense reimbursement, director and officer insurance coverage or indemnification arrangements (and related advancement of expenses), including, without limitation, payments authorized under Article 8, for, officers, employees, directors or consultants of the Corporation or any of its subsidiaries (or to Persons who at the time of such agreement or arrangement were officers, directors, employees or consultants of the Corporation or any of its subsidiaries), and the payment of reasonable and customary fees and compensation (whether in the form of cash or equity awards, including amounts paid pursuant to employee benefit, employee stock option or similar plans) to officers, employees, directors or consultants of the Corporation or any of its subsidiaries (or to Persons who at the time the obligation to make the payment arose were officers, directors, employees or consultants of the Corporation or any of its subsidiaries), in each case in the ordinary course of business;

15.8 the acquisition of Equity Securities or debt instruments pursuant to a transaction described in Section 11.2(c) of this Certificate, so long as no Significant Stockholder purchases 10% or more of the aggregate value of the Equity Securities or debt instruments being offered in such transaction; or

15.9 the acquisition of Equity Securities or debt instruments pursuant to a transaction described in and otherwise permitted under Section 11.2(a), 11.2(b) or 11.2(e) or Article 12.

16. Amendments. Subject to Article 7 and Sections 5.3 and 8.6, the Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate, and add other provisions authorized by the Laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable Law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Certificate, as amended, are granted subject to the rights reserved in this Article 16; provided, however, that no action to repeal or amend Article 6, Article 11, Article 12, Article 13, Article 14 or Article 15 of this Certificate (or any definition contained in Article 17 that is used in any such Article) or this Article 16, or the adoption of any other provision inconsistent with such Articles shall be effective (a) without the approval of a majority of the Board and a majority of the Special Nominating Committee, if the Special Nominating Committee exists, and (b) at any time when the Special Nominating Committee does not exist, without the approval of a majority of the Board and a majority of the Independent Directors then serving.

17. Definitions. Capitalized terms used but not otherwise defined in this Certificate shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise; provided, however, that for the avoidance of doubt, it is understood that any publicly traded corporation with respect to which a Significant Stockholder does not Beneficially Own a majority of the outstanding voting securities will be deemed not to be an Affiliate of such Significant Stockholder unless such Significant Stockholder has the right to elect or designate a majority of the members of the board of directors of such publicly traded corporation; provided, further, that the foregoing proviso will not apply to Harbinger Group Inc.

“Beneficial Ownership,” “Beneficially Owned” and “Beneficially Owns” have the meanings specified in Rule 13d-3 promulgated under the Exchange Act, including the provision that any member of a “group” will be deemed to have beneficial ownership of all securities beneficially owned by other members of the group, and a Person’s beneficial ownership of securities will be calculated in accordance with the provisions of such Rule; provided, however, that a Person will be deemed to be the beneficial owner of any security which may be acquired by such Person whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire (x) capital stock of any Person or (y) securities directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock of such Person.

“Capital Stock” means all shares now or hereafter authorized of any class or series of capital stock of the Corporation which has the right to participate in the distribution of the assets and earnings of the Corporation, including Common Stock and any shares of capital stock into which Common Stock may be converted (as a result of recapitalization, share exchange or similar event) or are issued with respect to Common Stock, including, without limitation, with respect to any stock split or stock dividend, or a successor security.

“Directors” means the members of the Board.

“Eligible Stockholder” means any Person who holds, together with its Affiliates, 5% or more of the Outstanding Voting Securities or Capital Stock into which any Outstanding Voting Securities may be converted.

“Equity Securities” means (A) Voting Securities, (B) any securities of the Corporation that are convertible or exchangeable (whether presently convertible or exchangeable or not) into Voting Securities, and (C) any options, warrants and rights issued by the Corporation (whether presently exercisable or not) to purchase Voting Securities or convertible or exchangeable (whether presently convertible or exchangeable or not) into Voting Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Going-Private Transaction” means either (a) a Rule 13e-3 transaction, as such term is defined in Rule 13e-3 of the Exchange Act as in effect on the date of this Agreement, with respect to the Corporation to which such Rule 13e-3 applies or (b) regardless of whether Rule 13e-3 applies to a transaction, any transaction or series of transactions involving (i) a “purchase” (as such term is defined in Rule 13e-3 of the Exchange Act) of any Equity Security by a Significant Stockholder or a member of the Restricted Group, (ii) a tender offer for or request or invitation for tenders of an Equity Security by a Significant Stockholder or a member of the Restricted Group, or (iii) a solicitation subject to Regulation 14A by a Significant Stockholder or a member of the Restricted Group of the Exchange Act of any proxy, consent or authorization of, or a distribution subject to Regulation 14C of the Exchange Act of information statements to, any equity security holder of the Corporation by a Significant Stockholder or a member of the Restricted Group in connection with (x) a merger, consolidation, reclassification, recapitalization, reorganization or similar corporate transaction of the Corporation or between the Corporation (or its subsidiaries) and a Significant Stockholder or a member of the Restricted Group, (y) a sale of substantially all of the assets of the Corporation to a Significant Stockholder or a member of the Restricted Group (or a group in which one of such Persons is a member), or (z) a reverse stock split of any class of Equity Securities involving the purchase of fractional interests, which in the case of such clause (i), (ii) or (iii), has either a reasonable likelihood or a purpose of the Significant Stockholder (together with any other member of the Restricted Group) obtaining Beneficial Ownership of 85% or more of the Outstanding Voting Securities. Notwithstanding any of the foregoing, any and all purchases of Equity Securities by a Significant Stockholder or any member of the Restricted Group in connection with such Significant

Stockholder’s or member’s exercise of its Purchase Rights under Article 11 hereof shall be deemed not to constitute a Going Private Transaction.

“Harbinger Parties” means Harbinger Capital Partners Master Fund I, Ltd., a Cayman Islands exempted company, Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership, and Global Opportunities Breakaway Ltd., a Cayman Islands exempted company, collectively.

“Independent Director” means a member of the Board who qualifies as an “independent director” of the Corporation under (a) if the Outstanding Voting Securities are, at the time of determination, listed for trading on the NYSE, Rule 303A(2) of the NYSE Listed Company Manual, (b) if the Voting Securities are, at the time of determination, listed or quoted on a securities exchange or quotation system, other than the NYSE, that has an independence requirement, the comparable rule or regulation of such securities exchange or quotation system on which the Voting Securities are listed or quoted, or (c) otherwise, Rule 303A(2) of the NYSE Listed Company Manual, assuming for this purpose that it applies to the Corporation; provided, however, that, at any time that there is a Significant Stockholder, in order for a Director to be deemed an “Independent Director,” such Director would also have to be considered an “independent director” of each Significant Stockholder under the applicable standard set forth in clause (a), (b) or (c) above, assuming for this purpose that (i) such Director was a director of a Significant Stockholder (whether or not such Director actually is or has been a director of a Significant Stockholder) and (ii) such Significant Stockholder is deemed to be listed or quoted on the same securities or quotation system that the Corporation is at the applicable time. For the avoidance of doubt, in no event shall a Director be deemed not to qualify as an Independent Director based on the fact that such Director was designated by a Significant Stockholder.

“Law” means any U.S. or non-U.S., federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority (including any department, court, agency or official, or non-governmental self-regulatory organization, agency or authority and any political subdivision or instrumentality thereof).

“Outstanding Voting Securities” means at any time the then-issued and outstanding Common Stock and any other securities of the Corporation of any kind or class having power generally to vote for the election of Directors.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or other similar organization or entity.

“Restricted Group” means, with respect to any Significant Stockholder, (a) such Significant Stockholder, (b) any Affiliate of such Significant Stockholder, and (c) any group (that would be deemed to be a “person” by Section 13(d)(3) of the Exchange Act with respect to securities of the Corporation) of which such Significant Stockholder or any Person directly or indirectly controlling or controlled by such Significant Stockholder is a member.

“Significant Stockholder” means any Person who, together with its Affiliates, Beneficially Owns 40% or more of the Outstanding Voting Securities or Capital Stock into which any Outstanding Voting Securities may be converted.

“Special Approval” means the approval or recommendation of a majority of the members of the Special Nominating Committee, or, if the Special Nominating Committee has been dissolved at the applicable time, by a majority of the members of the Board who are disinterested with respect to the applicable transaction or matter.

“Special Nominating Committee” means the Committee of the Board established pursuant to Section 6.2 of this Certificate. The Special Nominating Committee shall, and shall have the authority pursuant to Section 141(a) of the DGCL to, exercise and perform the powers and duties otherwise conferred or imposed on the Board under the DGCL to take all actions and make all determinations which (a) this Certificate, (b) the By-Laws, or (c) the Stockholder Agreement, provide shall be taken or made by the Special Nominating Committee, and to enforce, amend or waive the terms of the Stockholder Agreement on behalf of the Corporation, subject to and in accordance with the provisions of the Stockholder Agreement.

“Voting Securities” means the Common Stock and any other securities of the Corporation of any kind or class having power generally to vote for the election of Directors.

IN WITNESS WHEREOF, the undersigned has caused this Restated Certificate of Incorporation to be duly executed in its corporate name by its duly authorized officer.

Dated: [            ], 2010

SPECTRUM BRANDS HOLDINGS, INC.

By:
Name:
Title: